UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 18, 2010
PEABODY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-16463 (Commission File Number)	13-4004153 (I.R.S. Employer Identification No.)

701 Market Street, St. Louis, Missouri (Address of principal executive offices)	63101-1826 (Zip Code)
Registrant’s telephone number, including area code (314) 342-3400
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Credit Agreement
     On June 18, 2010, Peabody Energy Corporation (the “Company”), a Delaware corporation, entered into a credit agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, and Banc of America Securities LLC, Citigroup Global Markets, Inc. and HSBC Securities (USA) Inc., as joint lead arrangers and joint book managers, and the lenders named therein. The Credit Agreement replaces the Company’s third amended and restated credit agreement, dated as of September 15, 2006, by and among the Company, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, Banc of America Securities LLC and Citigroup Global Markets, Inc., each as a joint lead arranger and joint book manager, Citibank, N.A., as syndication agent, BNP Paribas, Calyon, and The Royal Bank of Scotland PLC, each as a co-documentation agent, and the lenders party thereto (the “Old Credit Agreement”).
     The Credit Agreement provides for a $1.5 billion revolving credit facility, of which up to $350.0 million will be available to our Dutch subsidiary, Peabody Holland B.V., upon certain conditions being met, and a $500.0 million term loan facility. The revolving credit facility commitment and the term loans under the senior unsecured credit facility will mature five years from the date of the execution of the Credit Agreement.
     All borrowings under the Credit Agreement (other than swingline borrowings and borrowings denominated in currencies other than U.S. dollars) bear interest, at our option, at either: (a) a “base rate” equal to the higher of: (i) 0.50% per year above the overnight federal funds effective rate, as published by the Federal Reserve Bank of New York, as in effect from time to time, (ii) the annual rate of interest in effect for that day as publicly announced by the administrative agent under the senior unsecured credit facility as its “prime rate” and (iii) the one-month “eurocurrency rate” plus 1.0% or (b) a “eurocurrency rate” equal to the rate (adjusted for reserve requirements, deposit insurance assessment rates and other regulatory costs for eurocurrency liabilities) at which eurocurrency deposits in the relevant currency for the relevant interest period (which will be one, two, three or six months or, subject to availability, one or two weeks or nine or twelve months, as selected by us) are offered in the interbank eurodollar market, plus in each case a rate, dependent on the ratio of our debt as compared to our adjusted consolidated EBITDA, ranging from 2.50% to 1.25% per year for borrowings bearing interest at the “base rate” and from 3.50% to 2.25% per year for borrowings bearing interest at the “eurocurrency rate” (such rate added to the “eurocurrency rate,” the “Eurocurrency Margin”). Swingline borrowings bear interest at a “BBA LIBOR” rate equal to the rate (adjusted for reserve requirements, deposit insurance assessment rates and other regulatory costs at the discretion of the administrative agent) at which deposits in the relevant currency for a one month term are offered in the interbank eurodollar market, as determined by the administrative agent, plus the Eurocurrency Margin. Borrowings denominated in currencies other than U.S. dollars will bear interest at the “eurocurrency rate” plus the Eurocurrency Margin.
     We pay a usage-dependent commitment fee under the revolving credit facility, which is dependent upon the ratio of our debt compared to our adjusted consolidated EBITDA and ranges from 0.375% to 0.500% of the available unused commitment. Swingline loans will not be considered usage of the revolving credit facility for purposes of calculating the commitment fee. The fee will accrue quarterly in arrears.
     In addition, we pay a letter of credit fee calculated at a rate dependent on the ratio of our debt as compared to our adjusted consolidated EBITDA, ranging from 3.50% to 2.25% per year of the undrawn amount of each letter of credit and a fronting fee equal to 0.125% per year of the face amount drawn under each letter of credit. These fees are payable quarterly in arrears on the first business day of each March, June, September and December and we also pay customary transaction charges in connection with any letters of credit.
     The $500.0 million term loan facility will be subject to quarterly amortization of 1.25% per quarter commencing six months after the execution of the Credit Agreement, with the final payment of all amounts outstanding (including accrued interest) being due five years from the date of the execution of the Credit Agreement.
     The Credit Agreement imposes certain restrictions on us, including restrictions on our ability to: incur or suffer to exist debt or provide guarantees; grant or suffer to exist liens; enter into agreements with negative pledge clauses; pay dividends or make other distributions in respect of capital stock; make loans, investments, advances and acquisitions; sell our assets; make redemptions and repurchases of capital stock or otherwise return capital; liquidate or dissolve; engage in mergers or consolidations; engage in affiliate transactions; change our business; and restrict distributions from subsidiaries. It also provides for minimum interest coverage ratios, maximum leverage ratios and customary events of default.
     If an event of default under our Credit Agreement occurs and is continuing, the commitments thereunder may be terminated and the principal amount outstanding thereunder, together with all accrued and unpaid interest and other amounts owed thereunder, may be declared immediately due and payable and any letters of credit outstanding may be required to be cash collateralized.
     Our direct and indirect domestic subsidiaries will guarantee all loans under the Credit Agreement. Certain of our foreign subsidiaries also, to the extent permitted by applicable law and existing contractual obligations, will guarantee loans made to our Dutch subsidiary.
     Our obligations under the Credit Agreement will be unsecured.
     Certain of the lenders and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
     The foregoing summary is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by this reference.

Item 1.02 Termination of a Material Definitive Agreement.
     In connection with entering into the Credit Agreement, on June 18, 2010 we terminated the Old Credit Agreement, which provided for a $1.8 billion revolving credit facility and a $950.0 million term loan facility. Proceeds from the Credit Agreement were used to repay in full all amounts outstanding under the Old Credit Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth above under Item 1.01 of this report is incorporated by reference into this Item 2.03.
Item 3.03 Material Modification to Rights of Security Holders.
     The Credit Agreement contains a covenant that, among other things, restricts the Company’s ability to pay dividends or distributions or redeem or repurchase capital stock. The information set forth above under Item 1.01 of this report is incorporated by reference into this Item 3.03.
Item 8.01 Other Events.
     A copy of the Company’s June 18, 2010 press release announcing the above-referenced credit agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

10.1	Credit Agreement, dated as of June 18, 2010, by and among the Company, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, and Banc of America Securities LLC, Citigroup Global Markets, Inc. and HSBC Securities (USA) Inc., as joint lead arrangers and joint book managers, and the lenders named therein.

99.1	Press release dated June 18, 2010 announcing the completion of the Company’s new five-year unsecured credit facility.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION
June 24, 2010	By:	/s/ Kenneth L. Wagner
		Name:	Kenneth L. Wagner
		Title:	Vice President, Assistant General Counsel and Assistant Secretary